Exhibit 99.1

Good morning everyone. You have probably figured out by now that we intend to keep you well fed throughout the event. I hope you enjoyed our breakfast pizza and donuts this morning. Later on in the day we will be eating lunch at our stores where you will be able to sample our famous pizza along with some other goodies. We want you to try everything so hopefully you pace yourself a little bit.

Again, thanks for taking the time to visit us here in Ankeny. We know how important it is to keep shareholders informed, and that was the primary reason for this gathering. We have put together a brief presentation regarding some of the major initiatives and issues currently impacting the Company. We know that you are all very familiar with the Company and we want to be certain to answer all of your questions, so we have left time at the end of the presentation to do that. Now I have to keep our attorney’s happy, so let me add the routine disclaimer I am sure you have all heard before. Statements made today at this event by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risk, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This is a very exciting time for the Company. As we speak we have 29 new stores under construction. We are in the process of integrating our latest acquisition, a 24 store chain located in primarily in North Dakota called Stop-N-Go, and we also have 24 replacement stores under construction. We are excited about the future of Casey’s, the direction we are headed and the goals we have established.

Terry, our new president, will go over all of our fiscal 2015 goals in greater detail but let me now speak to a few of these goals. We expect to open 72 to 108 new and acquired stores by the end of the fiscal year, and we are well on our way to achieving that goal. We also have several initiatives underway to get more out of our existing stores. Including 24 hour conversions, major store remodels, pizza delivery, and a fuel saver program. These are the most significant initiatives going on right now, and over half of our store base has been impacted by one or more of these initiatives, and certainly the sales lift has been impressive.

We are making considerable investment in our infrastructure to be able to handle the additional business the new stores and initiatives are bringing on. You may have noticed the construction project going on outside our Corporate Headquarters by the interstate; we are adding almost 40,000 square feet to this facility. We are also in the late planning stages of our second Distribution Center to be located in Terre Haute, Indiana. The second facility will be 275,000 square feet, and we look for it to take over approximately 40% of our routes once the construction project is complete in calendar 2015. Obviously this facility will give us the ability to expand our reach into new territories, but perhaps the greatest benefit is reducing our miles driven by eliminating all of our three day grocery routes.

We are also updating our technology as part of this project. We plan to incorporate a much more robust warehouse inventory and labor management system as part of the overall construction project. That along with several other projects behind the scenes such as online pizza ordering and enhancing our business intelligence systems, will keep us at the forefront of the evolutionary changes impacting our industry.

I would like to comment on one item that has been getting some attention lately. I suspect everyone in the room is aware of Susser’s pending transaction with ETP as well as their previous MLP strategy. While Sam and his team deserve a lot of credit for what they have been able to do, it is important to understand that their business model is different than ours. We have closely reviewed the strategy and at this point we feel the best approach is to stay the current course with our structure. We already have a low cost of capital, which is one of the reasons to create a MLP. Also, we don’t have the wholesale fuel distribution operations, so it would be difficult to attain the steady gallon growth MLP investors are generally looking for. Please know that we will continue to monitor developments in this area from time to time and react accordingly should we feel it is appropriate.

For now, we think we can deliver greater shareholder value by growing the business in our current form.

At this point let me turn the presentation over to Terry Handley. I might add, Terry is a 33 year veteran of the Company, and has held just about every position in store operations you can think of. Leadership positions he has held include Director of Marketing, Vice President of Food Service, Senior Vice President of Store Operations. He has been our Chief Operating Officer since 2006. After Terry and Bill’s presentations, we will be happy to answer your questions.